Exhibit 4.17

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND APPLICABLE STATE SECURITIES LAWS, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR (IF REQUESTED BY THE COMPANY) TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY OR (II) RULE 144 PROMULGATED UNDER THE SECURITIES ACT.

AMENDED AND RESTATED COMMON STOCK PURCHASE WARRANT

HCI GROUP, INC.

Warrant Shares: 750,000	Date: January 22, 2024

THIS AMENDED AND RESTATED COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, CB Snowbird Holdings, L.P., a Delaware limited partnership, or its assigns (the “Holder”) is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase from HCI Group, Inc., a Florida corporation (the “Company”), up to, in the aggregate, 750,000 shares (as subject to adjustment hereunder, the “Warrant Shares”) of Common Stock. The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 3(b) below. The Company and the Holder each acknowledge and agree that this Warrant amends and restates in its entirety and replaces that certain Common Stock Purchase Warrant that was issued by the Company to the Holder on February 26, 2021 (the “Original Issue Date”), which is deemed cancelled as of the date hereof.

Section 1. Definitions. In addition to the terms defined elsewhere in this Warrant, the following terms have the meanings indicated in this Section 1:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, no par value.

“Company Sale” means (i) a sale or transfer of 50% or more of the equity securities of the Company to transferees that are not Affiliates of the respective transferors and in which such transferors do not otherwise have an ownership interest, (ii) the sale or disposition of all or substantially all of the Company’s assets, or (iii) any merger, consolidation, or other business combination of the Company with an entity that is not an Affiliate of the Company.

“Ex-Dividend Date” means the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Fair Market Value” means, as of any particular date (i) the closing sales price of the Common Stock for such date on the Trading Market on which the Common Stock is at the time be listed, (ii) if there have been no sales of the Common Stock on such Trading Market on any such date, the average of the highest bid and lowest asked prices for the Common Stock on the Trading Market at the end of such date, (iii) if on any such day the Common Stock is not listed on a national securities exchange, the closing sales price of the Common Stock as quoted on the OTC for such date, (iv) if there have been no sales of the Common Stock on the OTC on such date, the average of the highest bid and lowest asked prices for the Common Stock quoted on the OTC at the end of such date or (v) if at any time the Common Stock is not listed on any domestic securities exchange or quoted on the OTC, the fair market value per share as determined in good faith by the Board of Directors; provided, with respect to clause (v) the Holder is entitled to object to the fair market value per share determined by the Board of Directors and require, at the Company’s sole expense, such determination to be made by a nationally recognized investment banking, accounting or valuation firm that is reasonably acceptable to the Board of Directors.

“OTC” means the Financial Industry Regulatory Authority OTC Bulletin Board electronic interdealer quotation system, the OTC Markets Group Inc. electronic interdealer quotation system, including OTCQX, OTCQB and OTC Pink, or any similar quotation system or association.

“Party” means either Company or Holder, as applicable.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Trading Day” means a day on which the Trading Market is open for trading.

“Trading Market” means the New York Stock Exchange or the market or exchange on which the Common Stock is listed or quoted for trading on the date in question.

“Transfer Agent” means the Company and any successor transfer agent of the Company.

“VWAP” means, for each of the 30 consecutive Trading Days preceding the date of testing, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “HCI<equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The “VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

Section 2. Term of Warrant. Subject to the terms and conditions hereof, the Holder of this Warrant may exercise this Warrant at any time on or after the date of this Warrant as set forth above (the “Initial Exercise Date”) and on or prior to 5:00 p.m. (New York City time) on (i) the fourth (4th) anniversary of the Original Issue Date for all or any part of up to 300,000 Warrant Shares (the “First Termination Date”), (ii) December 31, 2026 for all or any part of up to 150,000 Warrant Shares (the “Second Termination Date”), (iii) December 31, 2027 for all or any part of up to 150,000 Warrant Shares (the “Third Termination Date”), and (iv) December 31, 2028 for all or any part of up to the remaining 150,000 Warrant Shares (the “Fourth Termination Date” and, collectively with the First Termination Date, the Second Termination Date and the Third Termination Date, the “Termination Dates”), in each case unless earlier terminated as provided herein, but not thereafter. For the avoidance of doubt, after (1) the First Termination Date, this Warrant is exercisable in full or part for no more than 450,000 possibly remaining Warrant Shares, (2) the Second Termination Date, this Warrant is exercisable in full or part for no more than 300,000 possibly remaining Warrant Shares, and (3) the Third Termination Date, this Warrant is exercisable in full or part for no more than 150,000 possibly remaining Warrant Shares, in each case, subject to the terms and conditions of this Warrant.

Section 3. Exercise.

a) Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the applicable Termination Date by delivery to the Company of a duly executed PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 3(c)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the Warrant Shares specified in the applicable Notice of Exercise by wire transfer of immediately available funds or cashier’s check drawn on a United States bank. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder, including partial exercises resulting from any automatic exercise on a Termination Date pursuant to Section 3(c)(vii) hereof, shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

b) Exercise Price. The exercise price per share of the Common Stock under this Warrant shall be $54.40 per share, subject to adjustment hereunder (the “Exercise Price”). The Exercise Price shall be payable, at the Holder’s election set forth in the Notice of Exercise, by (i) a cash payment to the Company of the Exercise Price by wire transfer of immediately available funds to an account designated in writing by the Company or (ii) an election to receive upon such exercise the “net number” of shares of Common Stock, where the Company will withhold a number of Warrant Shares (subject to Section 3(c)(v) hereof) then issuable upon exercise of this Warrant with an aggregate Fair Market Value as of the date of the Notice of Exercise equal to such Exercise Price (a “Cashless Exercise”).

c) Mechanics of Exercise.

i. Delivery of Warrant Shares Upon Exercise. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is the earlier of (i) two (2) Trading Days after the delivery to the Company of the Notice of Exercise, and (ii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company of the Notice of Exercise (such date, the “Warrant Share Delivery Date”). Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the aggregate Exercise Price is received within the earlier of (i) two (2) Trading Days after delivery to the Company of the Notice of Exercise and (ii) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise.

ii. Delivery of New Warrant Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant at any time prior to the expiration of the Warrant, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

iii. Rescission Rights. If the Company fails to transmit to the Holder the Warrant Shares pursuant to Section 3(c)(i) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

iv. Conditional Exercise. Notwithstanding the foregoing, if an exercise of any portion of this Warrant is to be made in connection with a Company Sale, such exercise may at the election of the Holder be conditioned upon the consummation of such transaction, in which case the Warrant Share Delivery Date shall be the date of such consummation and such exercise shall not be deemed to be effective until immediately prior to such consummation on the Warrant Share Delivery Date.

v. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

vi. Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

vii. Automatic Exercises upon Termination Dates. If, at any Termination Date under this Warrant, the Holder has remaining Warrant Shares subject to this Warrant expiring at such Termination Date (excluding Warrant Shares that the Holder has delivered a duly executed Notice of Exercise pursuant to Section 3(a) hereof), then such Warrant Shares shall be automatically deemed to be irrevocably exercised pursuant to a Cashless Exercise by the Holder immediately prior to the applicable Termination Date.

Section 4. Certain Adjustments.

a) Adjustments.

i. Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 4(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

ii. Issuance of Rights, Options or Warrants. If the Company issues to all of the record holders of its Common Stock any rights, options or warrants entitling them, to subscribe for or purchase shares of the Common Stock (the “Purchase Rights”) at a price per share that is less than the average of the Fair Market Value of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder would have received if the Holder had held the number of shares of Common Stock that would have been issuable to the Holder upon complete exercise of this Warrant (assuming payment of the Exercise Price in cash) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

iii. Distribution Transactions. If the Company distributes shares of its Capital Stock, evidences of its indebtedness, other assets or property or rights, options or warrants to acquire its Capital Stock or other securities, to all holders of record of the Common Stock, excluding (a) dividends, distributions or issuances as to which an adjustment was effected pursuant to Section 4(a)(i) or Section 4(a)(ii), (b) dividends or distributions paid exclusively in cash, (c) distributions in a transaction described in Section 4(b); and (d) Spin-Offs as to which the provisions set forth below in this Section 4(a)(iii) shall apply (any of such shares of Capital Stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire Capital Stock or other securities of the Company, the “Distributed Property”), then the Exercise Price shall be decreased based on the following formula:

EP1 = EP0 x ((SPo - FMV) ÷ SP0)

where,

“EP0” means the Exercise Price in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

“EP1” means the Exercise Price in effect immediately after the open of business on such Ex-Dividend Date;

“SP0” means the average Fair Market Value of the Common Stock over the 10 consecutive Trading-Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

“FMV” means the fair market value (as determined by the Board of Directors) of the Distributed Property distributed with respect to each outstanding share of the Common Stock on the Ex-Dividend Date for such distribution.

Any decrease made under the portion of this Section 4(a)(iii) above shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, the Holder of this Warrant shall receive at the same time and upon the same terms as holders of the Common Stock receive the Distributed Property, the amount and kind of Distributed Property such Holder would have received if such Holder had exercised this Warrant in full prior the distribution. If the Board of Directors determines the “FMV” (as defined above) of any distribution for purposes of this Section 4(a)(iii) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Fair Market Value of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution. If the Company issues rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then the Company will not adjust the Exercise Price pursuant to the foregoing in this Section 4(a)(iii) until the earliest of these triggering events occurs, and the Company will readjust the Exercise Price to the extent any of these rights, options or warrants are not exercised before they expire; provided that the rights, options or warrants trade together with the Common Stock and will be issued in respect of future issuances of the shares of the Common Stock.

With respect to an adjustment pursuant to this Section 4(a)(iii) where there has been a payment of a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of the Company, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Exercise Price shall be decreased based on the following formula:

EP1 = EP0 x (MP0 ÷ (FMV + MPo))

where,

“EP0” means the Exercise Price in effect immediately prior to the close of business on the Effective Date of the Spin-Off;

“EP1” means the Exercise Price in effect immediately after the close of business on the Effective Date of the Spin-Off;

“FMV” means the average Fair Market Value of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of the Common Stock (determined by reference to the definition of Fair Market Value as if references therein to Common Stock were to such Capital Stock or similar equity interest) over the first 10 consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and

“MP0” means the average Fair Market Value of the Common Stock over the Valuation Period.

The adjustment to the Exercise Price under the preceding paragraph will be calculated as of the open of business on the last Trading Day of the Valuation Period, but shall be given effect as of the close of business on the Effective Date of the Spin-Off. If the Warrant Share Delivery Date occurs during the related Valuation Period, the Company will pay or deliver, as the case may be, the cash, shares of its Common Stock or a combination of cash and shares of its Common Stock, if any, on the third Business Day immediately following the last day of the Valuation Period, and the Person in whose name any shares of Common Stock delivered upon conversion is registered shall be treated as a stockholder of record as of the close of business on the last Trading Day of the Valuation Period. If any distribution of the type described in this Section 4(a)(iii) is declared but not so made, the conversion rate shall be immediately readjusted, effective as of the date the Board of Directors or a committee thereof determines not to make such distribution, to the conversion rate that would then be in effect if such distribution had not been declared.

iv. Cash Dividends. If any cash dividend or distribution is made to all holders of record of the Common Stock during any fiscal quarter in an aggregate amount that, together with all other cash dividends or distributions made during such fiscal quarter, exceeds $0.40 per share of Common Stock (appropriately adjusted from time to time for any share dividends or combinations or subdivisions of the Common Stock) (the “Reference Dividend”), the Exercise Price shall be adjusted based on the following formula:

EP1 = EP0 x ((SP0 - C) ÷ SP0)

where,

“EP0” means the Exercise Price in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution;

“EP1” means the Exercise Price in effect immediately after the open of business on such Ex-Dividend Date;

“SP0” means the average Fair Market Value of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

“C” means the amount in cash per share the Company distributes to all or substantially all holders of its Common Stock that exceeds the Reference Dividend.

Any increase pursuant to this Section 4(a)(iv) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution. If such dividend or distribution is not so paid, the Exercise Price shall be increased, effective as of the date the Board of Directors determines not to make or pay such dividend or distribution, to be the Exercise Price that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, the Holder of this Warrant shall receive, at the same time and upon the same terms as holders of shares of the Common Stock, the amount of cash that such Holder would have received if such Holder had exercised this Warrant in full prior the dividend or distribution.

Notwithstanding the foregoing, ten (10) Business Days following the receipt by the Holder of this Warrant of written notice from the Company that the VWAP of the Common Stock has exceeded $110.00 per share (subject to adjustment for stock splits, stock dividends, reverse stock splits, and the like) for ten (10) consecutive Trading Days, the Holder shall no longer be entitled to any further adjustment pursuant to this paragraph (iv).

b) Fundamental Transaction. If, at any time while this Warrant is outstanding (except in connection with a Sale Notice, as described below), (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction. For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 4(b) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein. Notwithstanding the foregoing, in the event that the Company elects to provide the Holder with a Sale Notice for a proposed Company Sale that would otherwise be considered a Fundamental Transaction, as described below in Section 4(d)(iii), this Section 4(b) shall not apply to such proposed Company Sale.

c) Calculations. All calculations under this Section 4 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 4, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

d) Notice to Holder.

i. Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 4, the Company shall promptly deliver to the Holder by email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock (other than a regular dividend that is publicly announced in advance), (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by email to the Holder at its last email address as it shall appear upon the Warrant Register of the Company, at least ten (10) calendar days prior to the applicable record or effective date hereinafter specified, a notice (unless such information is filed with the Commission, in which case a notice shall not be required) stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

iii. Sale Notice. Notwithstanding anything to the contrary set forth in this Warrant, in the event of a proposed Company Sale, the Company may elect to give written notice to the Holder of the proposed Company Sale (a “Sale Notice”). If provided, the Sale Notice will include the latest draft of the proposed definitive purchase agreement or merger agreement relating to the Company Sale unless the Company is contractually prohibited from providing a copy of such draft, in which case the Sale Notice will include a description of the material terms of the proposed Company Sale in reasonable detail. The Sale Notice, if elected to be provided by the Company, shall be provided no less than fifteen (15) Business Days prior to the anticipated closing date of the Company Sale. In the event that the Company does not receive a Notice of Exercise within fifteen (15) Business Days after delivering the Sale Notice, then, if the Holder has remaining Warrant Shares subject to this Warrant (excluding Warrant Shares that the Holder has delivered a duly executed Notice of Exercise pursuant to Section 3(a) hereof), such Warrant Shares shall be automatically deemed to be irrevocably exercised pursuant to a Cashless Exercise by the Holder immediately prior to the closing date of the Company Sale. For avoidance of doubt, Section 4(b) shall not apply in the event of Sale Notice with respect to a Company Sale that would otherwise be considered a Fundamental Transaction.

Section 5. Transfer of Warrant.

a) Transferability. Subject to the terms and conditions of the Registration Rights Agreement between the Holder and the Company, dated as of the date hereof, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Notwithstanding anything to the contrary contained herein, this Warrant and the Warrant Shares shall not be sold or transferred unless either (i) they first shall have been registered under the Securities Act, or (ii) such sale or transfer shall be exempt from the registration requirements of the Securities Act. Any certificate that may be issued representing Warrant Shares shall bear a restrictive legend regarding no registration under the Securities Act.

b) Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

Section 6. Miscellaneous.

a) No Rights as Stockholder Until Exercise; No Settlement in Cash. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 3(c)(i).

b) Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

c) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

d) Authorized Shares.

The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

Except and to the extent waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

e) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each Party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Warrant (whether brought against a Party hereto or their respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either Party shall commence an action, suit or proceeding to enforce any provisions of this Warrant, the prevailing Party in such action, suit or proceeding shall be reimbursed by the other Party for their reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding. Notwithstanding the foregoing, nothing in this paragraph shall limit or restrict the federal district court in which a Holder may bring a claim under the federal securities laws.

f) Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws.

g) Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

h) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Exercise, shall be in writing and delivered personally or e-mail, or sent by a nationally recognized overnight courier service, addressed to the Company, at 3802 Coconut Palm Drive, Tampa, Florida 33619, Attention: Andrew J. Graham, General Counsel, email address: [***], or such other email address or address as the Company may specify for such purposes by notice to the Holder. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the e-mail address or address of such Holder appearing on the books of the Company. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the Party to whom such notice is required to be given.

i) Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

j) Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

k) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

l) Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

m) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

n) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

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(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

HCI GROUP, INC. (“Company”)

By:	/s/ Paresh Patel
Name: Paresh Patel
Title: Chief Executive Officer

Agreed to and accepted as of the date first above indicated:

CB SNOWBIRD HOLDINGS, L.P. (“Holder”)

By:	CSCP III Cayman GP Ltd., its general partner

By: /s/ Gavin Baiera
Name: Gavin Baiera
Title: Authorized Signatory

NOTICE OF EXERCISE

TO: HCI GROUP, INC.

(1) The undersigned hereby elects to purchase                Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and [tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any][surrenders Warrant Shares with an Exercise Price of $ , representing the full purchase price for such Warrant Shares at the exercise price per Warrant Shares provided for in such Warrant, together with all applicable transfer taxes, if any].

(2) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

[(3) Pursuant to Section 3(c)(iv) of the Warrant, the foregoing exercise and purchase is conditioned on _________.]

The undersigned hereby represents and warrants as follows:

(a) the undersigned is acquiring such shares of Common Stock for its own account for investment and not for resale or with a view to distribution thereof in violation of the Securities Act of 1933, as amended, and the regulations promulgated thereunder (the “Securities Act”); and

(b) (i) the undersigned is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act and was not organized for the purposes of acquiring the Warrant or such shares of Common Stock or (ii) the undersigned is not a US Person as defined in Regulation S under the Securities Act, and the Warrant is not being exercised on behalf of a US Person. The undersigned’s financial condition is such that it is able to bear the risk of holding such securities for an indefinite period of time and the risk of loss of its entire investment. The undersigned has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of investment in the Company.

[SIGNATURE OF HOLDER]

Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Phone Number:

Email Address:

The undersigned hereby agrees that it will not sell, assign or transfer the right, title and interest in and to the Warrant unless applicable federal and state securities laws have been complied with.

Dated:                                                   ,

Holder’s Signature:

Holder’s Address: